Exhibit 10.1

July 25, 2012

Blake Jorgensen

Dear Blake,

Congratulations! Please accept our offer to become part of EA’s rich game making history and future.

I am pleased to offer you a regular full-time position with Electronic Arts as Executive Vice President, Chief Financial Officer at a base salary of $650,000.00 annualized, minus applicable deductions. You will be reporting to John Riccitiello, CEO.

As an EA employee, you will be eligible to participate in our discretionary bonus program. Your discretionary bonus target will be 100% of your salary. Bonus payments are calculated and paid based on the achievement of various individual and company performance objectives, as periodically established and evaluated by EA. You must be employed by EA by January 15th to be eligible for a bonus for the current bonus period. For those who have been employed for less than 1 year, bonus payments are prorated based on actual months of employment. The specific terms and conditions applicable to your individual participation in the bonus program will be based on your position within EA and are subject to change in EA’s sole discretion. You must be employed by EA at the time bonuses are paid to receive a bonus payment.

I will recommend to the Executive Compensation and Leadership Committee that you be granted a one-time Ownership Award in the form of 200,000 Restricted Stock Units (RSUs) in accordance with our 2000 Equity Incentive Plan. This Award will vest in 25% increments annually on each of the first, second, third and fourth anniversaries of the original grant date. The Committee typically grants RSUs on the 16th of each month or on the next business day following this date when it falls on a weekend or holiday; however, the date on which the Committee acts could be later depending on a variety of factors, including the proximity of your start date to the 16th. You will receive more details regarding this Award from Stock Administration after the grant date.

EA reviews performance and compensation levels annually, and it currently makes merit adjustments in June of each year. To be eligible for a merit increase at next June’s review, you must commence employment by March 31st of the same calendar year.

Lastly, EA is providing you a one-time bonus of $350,000.00 (minus applicable taxes) at the time of hire, which is earned at the completion of your second year of employment but you will receive it within the first 30 days of your employment. If you voluntarily leave your employment with EA or are terminated for any reason other than a reduction in force that eliminates your job position (a) prior to the one year anniversary of your hire date, you agree to repay to EA the full amount of the bonus; or (b) on or after the one year anniversary of your hire date and prior to the second anniversary of your hire date, you agree to pay EA an amount equal to a pro-rata portion (days remaining in the two year period/730 days) of the bonus. Payment must be made to EA upon your last day of employment.

If you have any questions about this offer or about your eligibility to participate in or to be covered by any of the described benefits, please call me. For your information, I have enclosed several documents that will provide an introduction to life at EA, including an overview of our benefits programs and EA’s Global Code of Conduct. Other EA policies and procedures are available on EA’s intranet and will be reviewed with you at orientation.

In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent upon your returning a signed copy of Electronic Arts’ New Hire/ Proprietary Information Agreement, which is attached. Two copies are enclosed for signature (please keep one for your own records). Please return a signed copy before your first day of employment.

This offer of employment is also contingent upon your providing Electronic Arts with proof that you have the legal right to work in the United States. This will be handled as part of your orientation process.

In addition, you may be subject to a background check based on your position. If applicable, you will receive a written notice under separate cover, and this offer is contingent upon the results of such check being acceptable to EA.

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your employment offer and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

If you accept this job offer, your start date will be on a mutually agreed upon start date.

This offer of employment is valid for three (3) days from your receipt of this letter. If you have not accepted by this date, we will assume that you have declined the offer.

If you accept this offer, please sign below and return both pages of the original offer letter to Nellie Peshkov in Human Resources in the enclosed envelope. Please keep a copy for yourself. Please plan on attending New Hire Orientation to be held on your first day at 8:30 a.m. Please read the enclosed new hire package and bring the completed forms to New Hire Orientation.

Please join our team and help us be the place where GREAT people create and deliver GREAT games.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ John Riccitiello

John Riccitiello

Chief Executive Officer

Electronic Arts

Enclosures

Accepted by candidate:	Date:
/s/ Blake Jorgensen	July 26, 2012